Incorporated Under the Laws of The State of Delaware

NUMBER _______________

SHARES ___________

B2 HEALTH, INC.

The Corporation is authorized to issue 50,000,000 Common Shares -- Par Value $.0001 each and 10,000,000 Preferred Shares – Par Value $.0001 each.

This Certifies That _                    (NAME)______________________ is the owner of _____________(letter amount)__

fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

___________________________________

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Secretary

President